Exhibit 99(a)
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                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                             CAPITALIZATION SCHEDULE
                                  (In millions)
                                   (unaudited)

Set forth below is the capitalization of the company as of September 30, 1996:

Debt(a):
  Secured debt:
     Capital lease obligations............................              $   519
     Other secured obligations............................                   36
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  Total secured debt......................................                  555
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  Unsecured debt:
     Senior Notes, net....................................                1,735
     Senior Debentures, net...............................                1,383
     Commercial paper borrowings..........................                  338
     Other unsecured debt.................................                  150
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  Total unsecured debt....................................                3,606
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Total debt................................................                4,161
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Company Obligated Mandatorily Redeemable Preferred
     Securities of Subsidiary Trust Holding Solely
     Junior Subordinated Deferrable Interest
     Debentures of the Company (b)........................                  750
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Stockholders' equity:
     Class A common stock, $.10 par value, authorized
       500 million shares, issued 136 million shares......                   14
     Common stock, $.10 par value, authorized 2 billion
       shares, issued 593 million shares..................                   60
     Additional paid in capital...........................                6,366
     Retained earnings....................................                4,945
     Treasury stock, at cost, 44 million shares...........               (1,056)
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Total stockholders' equity................................               10,329
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Total capitalization......................................              $15,240
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(a)  For  additional   information   concerning  the  company's   capital  lease
obligations, which are obligations of subsidiaries of the company that are guaranteed by the company, and for additional information concerning the company's long-term debt, see Note 9 of Notes to Consolidated Financial
Statements  on  pages  22  through  24  of  the   company's   Annual  Report  to
Stockholders, which is included in Exhibit 13 to the company's Annual Report on Form 10-K for the year ended December 31, 1995. Interest rates on capital lease obligations, on a weighted average basis, approximated 9% per annum at September 30, 1996.

(b) On May 29, 1996, MCI Capital I, a wholly-owned Delaware statutory business trust (Trust), issued $750 million of 8% Cumulative Quarterly Income Preferred Securities, Series A (preferred securities) and $23 million in common securities (Common Securities). The company holds all of the outstanding Common Securities of the Trust. The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the company's 8% Junior Subordinated Deferrable Interest Debentures, Series A (Subordinated Debt Securities) due June 30, 2026.